Exhibit 99.1

Millipore CEO to Step Down After Transition Period

BILLERICA, MA, April 28, 2004—Francis J. Lunger, Chairman of the Board, President and CEO of Millipore Corporation (NYSE:MIL) announced today that he has decided to step down as President and CEO of the bioscience company when his replacement has been named and before March 1, 2005. The Board of Directors has initiated a search for a new CEO which it hopes to have completed within six months. Mr. Lunger is expected to remain Chairman of the Board for a period of time after his successor is named so as to insure a smooth transition.

Mr. Lunger said, “I am proud of Millipore and the things we have accomplished over the last three years. After the divestiture of our microelectronics business in 2001, we have been tremendously successful in refocusing our efforts on Millipore’s core bioscience businesses. As a result, we are poised for accelerated growth and even greater success than we have known in the past. Given the technical nature of our products and the markets that we serve, I have agreed with the Board that now is the time to transition to new leadership. The Board believes that enhanced scientific and technical leadership will best position Millipore to take advantage of the growth opportunities available to us in the increasingly competitive and changing environment in which we compete. I will work with the Board in its selection process for my successor, and am confident that Millipore’s best days are ahead of it.”

About Millipore

Millipore is a multinational bioscience company that provides technologies, tools and services for the discovery, development and production of new therapeutic drugs. It serves the life science research, biotechnology and pharmaceutical industries. For more information about Millipore visit www.millipore.com.

Millipore Forward Looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, foreign exchange rates; regulatory delay in the approval of new therapeutics and their ultimate commercial success; further consolidation of drug manufacturers; competitive factors such as new membrane technology; lack of availability of raw materials or component products on a timely basis; inventory risks due to shifts in market demand; change in product mix; conditions in the economy in general and in the bioscience markets in particular; potential environmental liabilities; the inability to utilize technology in current or planned products due to overriding rights by third parties; difficulties inherent in research and development activities; and the risk factors listed from time to time in Millipore’s filings with the SEC.

CONTACT: Millipore

Investors:

Geoffrey Helliwell, 978-715-1041 or 800-225-3384

Geoffrey_Helliwell@Millipore.com

or

Media:

Thomas Anderson, 978-715-1043 or 800-225-3384